Corporate Capital Trust, Inc. 8-K

Exhibit 4.1

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Effective November 1, 2016

CORPORATE CAPITAL TRUST, INC., a Maryland corporation (the “Company”), as authorized by its Articles of Incorporation, has established this Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash dividends and distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company such that the number of newly-issued shares to be issued to a shareholder shall be determined by dividing the total dollar amount of the distribution payable to such shareholder by the price, net of all sales load, that the shares are offered pursuant to the effective registration statement of the public offering.

(b) During any period when the Company is not making a “best-efforts” offering of Shares, as described in 1(a) above unless the Shares are listed on a national stock exchange or quoted on an over-the-counter market or a national market system (collectively, “Listed” or “Listing”), the Reinvestment Agent will purchase Shares directly from the Company, which price shall be equal to a price per Share as determined by the Company’s board of directors, or a committee thereof, in its sole discretion, that is (i) not less than the net asset value per Share determined in good faith by the Company’s board of directors, or a committee thereof, in its sole discretion, immediately prior to the payment of the distribution (the “NAV Per Share”) and (ii) not more than 2.5% greater than the NAV Per Share as of such date.

(c) Notwithstanding sections 1(a) and (b) above, upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In the event that, after Listing occurs:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchases Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the price will be disclosed in the registration statement.

(d) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar month the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar month to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, promptly following the payment date with respect to such Distributions. If sufficient Shares are not available, or if the Company is only able to sell shares at the end of a calendar month at net asset value, then the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 65 days after such Distributions are made by the Company shall be returned to Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company or its transfer agent.

(e) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 below.

(i) The Company can determine in its sole discretion how to allocate available Shares between any public offering of Shares by the Company and/or the Reinvestment Plan.

2. Election to Participate. Any shareholder who has received a final prospectus, either solely for the Reinvestment Plan, if any, or a then-current offering, may elect to participate in the Reinvestment Plan at any time by completing and executing a subscription agreement, authorization form or such other similar form, as authorized by the Company or Reinvestment Agent. Participants in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, and to all calendar months thereafter, provided such notice is received at least 15 Business Days (as defined below) prior to the last day of the calendar month. Subject to the preceding sentence, a shareholder will become a Participant in the Reinvestment Plan effective on the first day of the calendar month of the election to participate, and the election will apply to all Distributions attributable to the calendar month in which the shareholder makes such written election to participate in the Reinvestment Plan and to all calendar months thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a then-current prospectus that includes information relating to participation in the Reinvestment Plan by notifying the Reinvestment Agent and completing any required forms. For purposes of the Reinvestment Plan, “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in Massachusetts or Missouri pursuant to federal or state law.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent, and by written agreement, certain broker-dealers, may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation materials received by it from the Company which are attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares.

2

(b) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

7. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent (or a broker-dealer who by written agreement consents to acceptance of responsibility for acting as Reinvestment Agent with regard to such statement) will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge, if any, to such Participant and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Reinvestment Plan and related offering, including reimbursement to affiliates for amounts incurred on behalf of the Company. However, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Reinvestment Plan.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, in the event that any Shares purchased through the Reinvestment Plan are purchased at a price that represents a discount to Shares’ fair market value, then such participants will be treated as receiving an additional Distribution equal to the amount of such discount.

11. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 15 Business Days prior to the last day of the calendar month to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by 15 days’ prior written notice mailed to a Participant, or to all Participants, as the case may be.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Corporate Capital Trust, Inc., c/o DST Systems, Inc. 430 W. 7th Street, Suite 219001, Kansas City, Missouri 64105 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

3

13. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by filing the amendment in an Form 8-K filing with the securities and exchange commission at least 15 days prior to the effective date of the amendment; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof. Notwithstanding the foregoing, this Reinvestment Plan may not be amended so as to eliminate a Participant’s right to terminate his or her participation in this Reinvestment Plan pursuant to Section 11(a) above.

14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

4